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                                                                    EXHIBIT 23.2


                                AUDITORS' CONSENT


The Board of Directors
Sapient Corporation:


We consent to incorporation by reference in the registration statement on Form S-8 of Sapient Corporation of our report dated January 23, 1998, except for Note 13 which is as of January 29, 1998, relating to the consolidated balance sheets of Sapient Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Sapient Corporation.



                                        KPMG PEAT MARWICK LLP



Boston, Massachusetts
May 28, 1998